Exhibit (a)(1)(ix)
Extension Time of Tender Offer
for Hampshire Group, Limited
NEW YORK, NY (March 30, 2009)— Earlier today, NAF Holdings II, LLC and Hampshire Group, Limited announced that NAF Holdings II, LLC is extending its previously announced tender offer, through its wholly-owned subsidiary, NAF Acquisition Corp., for all outstanding shares of common stock of Hampshire Group, Limited (Pink Sheets: HAMP.PK). This press release is being issued to revise the expiration time set forth in the previously issued press release relating to the extension. The expiration time of the tender offer is 5:00 P.M., New York City time, on Tuesday, March 31, 2009. The tender offer was previously set to expire at 12:00 Midnight, New York City time, on Friday, March 27, 2009.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Hampshire common stock is made only pursuant to an offer to purchase and related materials that NAF Holdings II, LLC and NAF Acquisition Corp. have filed with the Securities and Exchange Commission (the “SEC”) on Schedule TO on February 27, 2009. Hampshire Group, Limited also has filed a solicitation/recommendation statement on Schedule 14D-9, as amended, with respect to the offer. Hampshire stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. Hampshire stockholders and other investors may obtain copies of these materials without charge from the SEC through the SEC’s website at www.sec.gov, or from D.F. King & Co., Inc., the information agent for the offer, by telephone toll-free at (800) 431-9643, or by written request to 48 Wall Street, New York, NY 10005. Stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.
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Securities Law Disclosure
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding the ability to complete the transaction; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Hampshire stockholders will tender their shares in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; business effects, including the effects of industry, economic or political conditions; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in the tender offer documents filed (or to be filed) by NAF Acquisition with the SEC and the Solicitation/Recommendation Statement, as

amended, filed (or to be filed) by Hampshire with the SEC, as such materials may be amended from time to time. NAF Acquisition undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as required by law.
About NAF Holdings II, LLC
NAF Holdings II, LLC is an investment concern controlled by Efrem Gerszberg. Mr. Gerszberg is a private investor who has gained extensive experience in the apparel and retail sectors through both investments and strategic roles in companies operating within such sectors.
About Hampshire Group, Limited
Hampshire Group, Limited is a leading U.S. provider of women’s and men’s sweaters, wovens and knits, and a growing designer and marketer of branded apparel. Its customers include leading retailers such as Macy’s, Kohl’s, JC Penney, Dillard’s, Bloomingdale’s and Nordstrom, for whom it provides trend-right, branded apparel. Hampshire’s owned brands include Spring+Mercer®, its newly-launched “better” apparel line, Designers Originals®, the Company’ s first brand and still a top-seller in department stores, as well as Mercer Street Studio®, Requirements®, and RQT®. The Company also licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and recently acquired licenses for classification labels of the Joseph Abboud® and Alexander Julian® brands for men’s tops and bottoms.